Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	July 19, 2021
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, Founder & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Second Quarter 2021 Net Income of $105.1 million and Year-To-Date Net Income of $258.3 million

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company”, "we" or "our") (Nasdaq: WTFC) announced net income of $105.1 million or $1.70 per diluted common share for the second quarter of 2021, a decrease in diluted earnings per common share of 33% compared to the first quarter of 2021 and an increase of 400% compared to the second quarter of 2020. The Company recorded net income of $258.3 million or $4.24 per diluted common share for the first six months of 2021 compared to net income of $84.5 million or $1.38 per diluted common share for the same period of 2020.

Highlights of the Second Quarter of 2021:
Comparative information to the first quarter of 2021
•Total loans, excluding Paycheck Protection Program ("PPP") loans, increased by $1.2 billion or 15%, on an annualized basis.
◦Core loans increased by $497 million and niche loans increased by $657 million primarily due to growth in the commercial insurance premium finance receivable portfolio. See Table 1 for more information.
•PPP loans declined by $1.4 billion in the second quarter of 2021 primarily as a result of processing forgiveness payments on PPP loan balances originated in 2020. As of June 30, 2021, approximately 81% of PPP loan balances originated in 2020 have been forgiven, approximately 12% of balances are in the forgiveness review or submission process, and approximately 7% of balances have not applied for forgiveness.
•Total assets increased by $1.1 billion.
•Total deposits increased by $932 million, including a $499 million increase in non-interest bearing deposits.
•Net interest income increased by $17.7 million primarily due to earning asset growth and increased PPP loan fee accretion.
◦In the second quarter of 2021, average loans and average investment securities increased by $642 million and $827 million, respectively, as compared to first quarter of 2021.
◦The Company recognized $25.2 million of PPP loan fee accretion in the second quarter of 2021 as compared to $19.2 million in the first quarter of 2021.
•Net interest margin increased by nine basis points primarily due to increased PPP loan fee accretion and a seven basis point decline on the rate paid on interest bearing deposits.
•Mortgage banking revenue decreased to $50.6 million for the second quarter of 2021 as compared to $113.5 million in the first quarter of 2021.
•Recorded a negative provision for credit losses of $15.3 million in the second quarter of 2021 as compared to a negative provision for credit losses of $45.3 million in the first quarter of 2021.
•Recorded net charge-offs of $1.9 million in the second quarter of 2021 as compared to net charge-offs of $13.3 million in the first quarter of 2021. Net charge-offs as a percentage of average total loans totaled two basis points in the second quarter of 2021 on an annualized basis as compared to 17 basis points on an annualized basis in the first quarter of 2021.
•The allowance for credit losses on our core loan portfolio is approximately 1.49% of the outstanding balance as of June 30, 2021, down from 1.62% as of March 31, 2021. See Table 12 for more information. The allowance for credit losses to nonaccrual loans increased to 367.6% at June 30, 2021 compared to 341.3% as of March 31, 2021.
•Non-performing loans declined to $87.7 million, or 0.27% of total loans, as of June 30, 2021 as compared to $99.1 million, or 0.30% of total loans, as of March 31, 2021.

•Tangible book value per common share (non-GAAP) increased to $56.92 as compared to $55.42 as of March 31, 2021. See Table 18 for reconciliation of non-GAAP measures.
•Closed on the previously announced sale of three branches in southwestern Wisconsin including $77 million of deposits, resulting in a net gain of $4.0 million recorded in other non-interest income.

Edward J. Wehmer, Founder and Chief Executive Officer, commented, "Wintrust reported net income of $105.1 million for the second quarter of 2021, down from $153.1 million in the first quarter of 2021. On a year-to-date basis, net income totaled $258.3 million for the first six months of 2021, up from $84.5 million in the first six months of 2020, a 206% increase. Additionally, the Company continues to grow as total assets of $46.7 billion as of June 30, 2021 increased by $1.1 billion as compared to March 31, 2021 and increased by $3.2 billion as compared to June 30, 2020. The second quarter of 2021 was characterized by strong organic loan growth, increased net interest income, a decline in mortgage banking revenue, a release of reserves as our credit quality and macroeconomic forecasts improved and a continued focus to increase franchise value in our market area."

Mr. Wehmer continued, "The Company experienced loan growth, excluding PPP loans, of $1.2 billion or 15%, on an annualized basis in the second quarter of 2021, including growth in its commercial, commercial real estate, residential real estate loans for investment, commercial insurance premium finance receivable and life insurance premium receivable portfolios. The loan growth was driven significantly by $563 million of growth in the commercial insurance premium finance receivable portfolio in part due to favorable market conditions for that portfolio. We are experiencing historically low commercial line of credit utilization and believe that a reversion to normal levels, coupled with robust loan pipelines, will materialize in future loan growth. Total deposits increased by $932 million as compared to the first quarter of 2021 including an increase in non-interest bearing deposits which now comprise 33% of total deposits. We continue to emphasize growing our franchise, including gathering low cost deposits, which we believe will drive value in the long term. Our loans to deposits ratio ended the quarter at 84.8% and we believe that we have sufficient liquidity to meet customer loan demand."

Mr. Wehmer commented, "Net interest income increased in the second quarter of 2021 primarily due to earning asset growth and increased PPP loan fee accretion. The Company recognized $25.2 million of PPP loan fee accretion in the second quarter of 2021 as compared to $19.2 million in the first quarter of 2021. Net interest margin improved by nine basis points in the second quarter of 2021 as compared to the first quarter of 2021 primarily due to increased PPP loan fee accretion and a seven basis point decline on the rate paid on interest bearing deposits. We continue to maintain excess liquidity and believe that deploying such liquidity could potentially increase our net interest margin. However, given the decline in long-term interest rates in the second quarter of 2021, we did not materially increase our investment portfolio due to the lack of adequate market returns."

Mr. Wehmer noted, “We recorded mortgage banking revenue of $50.6 million in the second quarter of 2021 as compared to $113.5 million in the first quarter of 2021. Loan volumes originated for sale in the second quarter of 2021 were $1.7 billion, down from $2.2 billion in the first quarter of 2021. Production margin in the second quarter of 2021 was impacted by lower gain on sale margins and a decline in the mortgage originations pipeline. Additionally, the Company recorded a $5.5 million decrease in the value of mortgage servicing rights related to changes in fair value model assumptions as compared to an $18.0 million increase recognized in the first quarter of 2021. We believe the third quarter of 2021 will provide another strong quarter for mortgage banking originations."

Commenting on credit quality, Mr. Wehmer stated, "The Company recorded a negative provision for credit losses of $15.3 million in the second quarter of 2021 related to both improving credit quality and macroeconomic forecasts. The level of non-performing loans decreased by $11.4 million primarily due to non-performing loan payments received during the quarter. Additionally, net charge-offs were limited totaling $1.9 million in the second quarter of 2021 as compared to $13.3 million in the first quarter of 2021. The allowance for credit losses on our core loan portfolio as of June 30, 2021 is approximately 1.49% of the outstanding balance. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit."

Mr. Wehmer concluded, "Our second quarter of 2021 results continued to demonstrate the multi-faceted nature of our business model which we believe uniquely positions us to be successful. We expect to leverage our differentiated, diversified loan portfolio to outperform peers with respect to loan growth which should allow us to expand net interest income. We are focused on taking advantage of market opportunities to prudently deploy excess liquidity into earning assets including core and niche loans and investment securities while maintaining an interest rate sensitive asset portfolio. We are opportunistically evaluating the acquisition market which has been active for both banks and business lines of various sizes. Of course, we remain diligent in our consideration of acquisition targets and will be prudent in our decision-making, always seeking to minimize dilution. Finally, we evaluate our operating expense base on an ongoing basis to enhance future profitability."

The graphs below illustrate certain financial highlights of the second quarter of 2021 as well as historical financial performance. See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

Net Income - 5 Quarter Trend
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$ in Millions
$21.7
$107.3
$101.2
$153.1
$105.1
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Total average interest-bearing deposits with banks and cash equivalents as a percentage of total average earning assets - 5 Quarter Trend

$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
$ in Billions
14%
12%
10%
8%
6%
4%
$38.7
$39.8
$40.7
$41.9
$42.9
8.4%
8.6%
10.8%
10.1%
9.0%
$3.2
$3.4
$4.4
$4.2
$3.8
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Total average earning assets
Total average interest-bearing deposits with banks and cash equivalents
Total average interest-bearing deposits with banks and cash equivalents as a percentage of total average earning assets

$ in Millions
$190
$180
$170
$160
$150
$140
$130
$120
$110
$100
$90
$161.5
$11.7
$6.0
$1.4
$(23.6)
$(39.3)
$7.6
$4.0
$(0.4)
$128.9
Q1 2021
Net Interest Income (excl. PPP Fee Accretion)
PPP Fee Accretion
Wealth Management Revenue
Changes in MSR Fair Value Assumptions
Mortgage Banking Revenue (excl. MSR Fair Value Assumptions)
Commissions and incentive compensation
Gain on Sale of Branches
Other
Q2 2021

Pre-tax income, excluding provision for credit losses (non-GAAP) -
5 Quarter Trend
$ in Millions
$180
$165
$150
$135
$120
$105
$90
$75
$60
$165.8
$162.3
$135.9
$161.5
$128.9
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Net Interest Income - 5 Quarter Trend
$ in Millions
$270
$255
$240
$225
$210
$195
$180
$263.1
$255.9
$259.4
$261.9
$279.6
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Tangible Book Value per Common Share (non-GAAP) -
5 Quarter Trend
$56.00
$54.00
$52.00
$50.00
$48.00
$46.00
$50.23
$51.70
$53.23
$55.42
$56.92
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Total Assets - 5 Quarter Trend
$ in Billions
$48.0
$46.0
$44.0
$42.0
$40.0
$38.0
$36.0
$34.0
$43.5
$43.7
$45.1
$45.7
$46.7
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Total Loans - 5 Quarter Trend
$ in Billions
$34.0
$32.0
$30.0
$28.0
$26.0
$24.0
$31.4
$3.3
$28.1
$32.1
$3.4
$28.7
$32.1
$2.7
$29.4
$33.2
$3.3
$29.9
$32.9
$1.9
$31.0
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Total Loans, excluding PPP loans
PPP Loans

Total Deposits - 5 Quarter Trend
$ in Billions
$39.0
$36.0
$33.0
$30.0
$27.0
$35.7
$35.8
$37.1
$37.9
$38.8
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Non-Performing Assets as a percentage of Total Assets -
5 Quarter Trend
0.60%
0.50%
0.40%
0.30%
0.20%
0.46%
0.42%
0.32%
0.25%
0.22%
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Annualized Quarterly Net Charge-Offs as a percentage of Average Total Loans - 5 Quarter Trend
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
0.20%
0.12%
0.13%
0.17%
0.02%
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Allowance for Credit Losses as a percentage of Non-Accrual Loans - 5 Quarter Trend
400.00%
350.00%
300.00%
250.00%
200.00%
150.00%
100.00%
246.90%
241.93%
332.82%
341.29%
367.64%
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

SUMMARY OF RESULTS:

BALANCE SHEET

Total asset growth of $1.1 billion in the second quarter of 2021 was primarily comprised of a $1.4 billion increase in interest bearing deposits with banks, a $1.2 billion increase in total loans, excluding PPP loans, and an $86 million increase in investment securities. These increases were partially offset by a $1.4 billion decrease in PPP loans and a $275 million decrease in mortgage loans held-for-sale. Total loans, excluding PPP loans, increased by $1.2 billion primarily due to growth in the commercial, commercial real estate, residential real estate loans for investment, commercial insurance premium finance receivable and life insurance premium receivable portfolios. The Company believes that the $4.7 billion of interest-bearing deposits with banks held as of June 30, 2021 provides sufficient liquidity to operate its business plan.

Total liabilities increased $970 million in the second quarter of 2021 resulting primarily from a $932 million increase in total deposits. The increase in deposits was primarily due to a $607 million increase in money market deposits and a $499 million increase in non-interest bearing deposits. The Company's loans to deposits ratio ended the quarter at 84.8%. Management believes in substantially funding the Company's balance sheet with core deposits and utilizes brokered or wholesale funding sources as appropriate to manage its liquidity position as well as for interest rate risk management purposes.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Tables 1 through 3 in this report.

NET INTEREST INCOME

For the second quarter of 2021, net interest income totaled $279.6 million, an increase of $17.7 million as compared to the first quarter of 2021 and an increase of $16.5 million as compared to the second quarter of 2020. The $17.7 million increase in net interest income in the second quarter of 2021 compared to the first quarter of 2021 was primarily due to earning asset growth and increased PPP loan fee accretion. The Company recognized $25.2 million of PPP loan fee accretion in the second quarter of 2021 as compared to $19.2 million in the first quarter of 2021. As of June 30, 2021, the Company had approximately $42.3 million of net PPP loan fees that have yet to be recognized in income, with approximately $24.0 million projected to be recognized in income in the second half of 2021. Such projection is based on current level yield assumptions primarily driven by the estimated timing of expected cash flow receipts related to forgiveness.

Net interest margin was 2.62% (2.63% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2021 compared to 2.53% (2.54% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2021 and down from 2.73% (2.74% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2020. The net interest margin increase as compared to the prior quarter was primarily due to the seven basis point decrease in the rate paid on interest-bearing liabilities and a four basis point increase in the yield on earning assets partially offset by a two basis point decrease in the net free funds contribution. The decrease in the rate paid on interest-bearing liabilities in the second quarter of 2021 as compared to the prior quarter is primarily due to a seven basis point decrease in the rate paid on interest-bearing deposits primarily due to lower repricing of time deposits. The four basis point increase in the yield on earning assets in the second quarter of 2021 as compared to the first quarter of 2021 was primarily due to a 13 basis point increase in yield on liquidity management assets as a result of purchases of investment securities toward the end of the first quarter of 2021 and a three basis point increase in yield earned on loans.

For more information regarding net interest income, see Tables 4 through 8 in this report.

ASSET QUALITY

The allowance for credit losses totaled $304.1 million as of June 30, 2021, a decrease of $17.2 million as compared to $321.3 million as of March 31, 2021. The allowance for credit losses decreased primarily due to improvements in the macroeconomic forecast in addition to improvement in portfolio characteristics throughout the quarter. Notably, there was a decrease in the allowance for credit losses in the Commercial Real Estate portfolio primarily driven by improvement in the forecasts of the Commercial Real Estate Price Index and Baa Corporate Credit Spreads. Other key drivers of allowance for credit losses changes include, but are not limited to, decreases in COVID-19 related loan modifications and positive loan risk rating migrations.

A negative provision for credit losses totaling $15.3 million was recorded for the second quarter of 2021 compared to a negative provision of $45.3 million for the first quarter of 2021 and $135.1 million of expense for the second quarter of 2020. For more information regarding the provision for credit losses, see Table 11 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Current Expected Credit Losses ("CECL") standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets at a certain point in time. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in each portfolio as of June 30, 2021, March 31, 2021, and December 31, 2020 is shown on Table 12 of this report.

Net charge-offs totaled $1.9 million in the second quarter of 2021, an $11.4 million decrease from $13.3 million in the first quarter of 2021 and a $13.5 million decrease from $15.4 million in the second quarter of 2020. Net charge-offs as a percentage of average total loans totaled two basis points in the second quarter of 2021 on an annualized basis compared to 17 basis points on an annualized basis in the first quarter of 2021 and 20 basis points on an annualized basis in the second quarter of 2020. For more information regarding net charge-offs, see Table 10 in this report.

As of June 30, 2021, $19.3 million of all loans, or 0.1%, were 60 to 89 days past due and $73.9 million, or 0.2%, were 30 to 59 days (or one payment) past due. As of March 31, 2021, $28.0 million of all loans, or 0.1%, were 60 to 89 days past due and $151.7 million, or 0.5%, were 30 to 59 days (or one payment) past due. Many of the commercial and commercial real-estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential real estate loan portfolios continue to exhibit low delinquency rates as of June 30, 2021. Home equity loans at June 30, 2021 that are current with regard to the contractual terms of the loan agreement represent 98.8% of the total home equity portfolio. Residential real estate loans at June 30, 2021 that are current with regards to the contractual terms of the loan agreements comprised 98.3% of total residential real estate loans outstanding. For more information regarding past due loans, see Table 13 in this report.

The outstanding balance of COVID-19 related modified loans totaled approximately $146 million or 0.5% of total loans, excluding PPP loans as of June 30, 2021 as compared to $254 million or 0.8% as of March 31, 2021. The most significant proportion of outstanding modifications changed terms to interest-only payments.

The ratio of non-performing assets to total assets was 0.22% as of June 30, 2021, compared to 0.25% at March 31, 2021, and 0.46% at June 30, 2020. Non-performing assets totaled $103.3 million at June 30, 2021, compared to $114.9 million at March 31, 2021 and $198.5 million at June 30, 2020. Non-performing loans totaled $87.7 million, or 0.27% of total loans, at June 30, 2021 compared to $99.1 million, or 0.30% of total loans, at March 31, 2021 and $188.3 million, or 0.60% of total loans, at June 30, 2020. The decrease in non-performing loans as of June 30, 2021 as compared to March 31, 2021 is primarily due to payments throughout the quarter. OREO totaled $15.6 million at June 30, 2021, a decrease of $241,000 compared to $15.8 million at March 31, 2021 and an increase of $5.4 million compared to $10.2 million at June 30, 2020. Management is pursuing the resolution of all non-performing assets. At this time, management believes OREO is appropriately valued at the lower of carrying value or fair value less estimated costs to sell. For more information regarding non-performing assets, see Table 14 in this report.

NON-INTEREST INCOME

Wealth management revenue increased by $1.4 million during the second quarter of 2021 as compared to the first quarter of 2021 primarily due to increased trust and asset management fees. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue decreased by $62.9 million in the second quarter of 2021 as compared to the first quarter of 2021, primarily due to a $33.8 million decrease in production revenue from lower originations for sale and lower gain on sale margins and a $5.5 million unfavorable mortgage servicing rights portfolio fair value adjustment as compared to an $18.0 million increase recognized in the prior quarter related to changes in fair value model assumptions. Loans originated for sale were $1.7 billion in the second quarter of 2021, a decrease of $498.0 million as compared to the first quarter of 2021. The percentage of origination volume from refinancing activities was 47% in the second quarter of 2021 as compared to 73% in the first quarter of 2021. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

During the second quarter of 2021, the fair value of the mortgage servicing rights portfolio increased primarily due to the capitalization of $17.5 million of servicing rights partially offset by a reduction in value of $8.5 million due to payoffs and paydowns of the existing portfolio and a fair value adjustment decrease of $5.5 million. No economic hedges were outstanding relative to the mortgage servicing rights portfolio during the first or second quarter of 2021.

Operating lease income decreased by $2.2 million in the second quarter of 2021 as compared to the first quarter of 2021. The decrease is primarily due to a $1.5 million gain recognized on sale of lease assets in the first quarter of 2021.

Other non-interest income increased by $4.7 million in the second quarter of 2021 as compared to the first quarter of 2021 primarily due to a $4.0 million net gain recorded on the previously announced sale of three branches in southwestern Wisconsin.

For more information regarding non-interest income, see Tables 15 and 16 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense decreased by $8.0 million in the second quarter of 2021 as compared to the first quarter of 2021. The $8.0 million decrease is comprised of a decrease of $7.6 million in commissions and incentive compensation and a decrease of $412,000 in employee benefits expense. Salaries expense was effectively unchanged from the first quarter of 2021 to the second quarter of 2021. The decrease in commissions and incentive compensation is primarily due to lower commissions related to a decline in total mortgage originations for sale and investment.

Advertising and marketing expense totaled $11.3 million in the second quarter of 2021, an increase of $2.8 million as compared to the first quarter of 2021. The increase in the second quarter relates primarily to increased sponsorship activity for the summer months. Marketing costs are incurred to promote the Company's brand, commercial banking capabilities and various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company's non-bank businesses. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors.

Miscellaneous expense in the second quarter of 2021 decreased by $55,000 as compared to the first quarter of 2021. The second quarter of 2021 included a $1.4 million reversal of contingent consideration expense related to the previous acquisition of mortgage operations as compared to a $937,000 reversal of contingent consideration expense in the first quarter of 2021. The liability for contingent consideration expense related to the previous acquisition of mortgage operations is based upon forward looking mortgage origination volumes and the estimated profitability of that operation. Should those assumptions change going forward, the liability may need to be increased or decreased. The contractual period covering contingent consideration ends in January 2023 and the final two years of the contract contemplate a lower ratio of contingent consideration relative to financial performance. Miscellaneous expense also includes ATM expenses, correspondent bank charges, directors fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

For more information regarding non-interest expense, see Table 17 in this report.

INCOME TAXES

The Company recorded income tax expense of $39.0 million in the second quarter of 2021 compared to $53.7 million in the first quarter of 2021 and $9.0 million in the second quarter of 2020. The effective tax rates were 27.08% in the second quarter of 2021 compared to 25.97% in the first quarter of 2021 and 29.46% in the second quarter of 2020.

The slightly higher effective tax rate in the second quarter of 2021 as compared to the first quarter of 2021 was primarily due to the recognition of excess tax benefits on stock compensation in the first quarter, and the higher effective rate in the second quarter of 2020 as compared to the 2021 periods was primarily a result of a significantly reduced amount of pretax income in the period.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the second quarter of 2021, this unit expanded its loan portfolio and its deposit portfolio. In addition, the segment's net interest margin increased in the second quarter of 2021 as compared to the first quarter of 2021.

Mortgage banking revenue was $50.6 million for the second quarter of 2021, a decrease of $62.9 million as compared to the first quarter of 2021 primarily due to a $33.8 million decrease in production revenue resulting from lower originations for sale and lower gain on sale margins and a $5.5 million decrease in the value of mortgage servicing rights related to changes in fair value model assumptions as compared to an $18.0 million favorable fair value adjustment in the prior quarter related to changes in fair value model assumptions. Service charges on deposit accounts totaled $13.2 million in the second quarter of 2021, an increase of $1.2 million as compared to the first quarter of 2021 primarily due to higher account analysis fees. The Company's gross commercial and commercial real estate loan pipelines remained strong as of June 30, 2021. Before the impact of scheduled payments and prepayments, gross commercial and commercial real estate loan pipelines were estimated to be approximately $1.2 billion to $1.3 billion at June 30, 2021. When adjusted for the probability of closing, the pipelines were estimated to be approximately $700 million to $800 million at June 30, 2021.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolio were $3.4 billion during the second quarter of 2021 and average balances increased by $472.8 million as compared to the first quarter of 2021. The increase in average balances in the insurance premium finance receivables portfolios more than offset the related margin compression, attributed to lower market rates of interest, resulting in a $3.0 million increase in interest income. The Company's leasing business remained effectively unchanged from the first quarter of 2021 to the second quarter of 2021, with its portfolio of assets, including capital leases, loans and equipment on operating leases, at $2.2 billion at the end of the second quarter of 2021. Revenues from the Company's out-sourced administrative services business were $1.2 million in the second quarter of 2021, essentially unchanged from the first quarter of 2021.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue totaled $30.7 million in the second quarter of 2021, an increase of $1.4 million compared to the first quarter of 2021. Increases in asset management fees were primarily due to favorable equity market performance during the second quarter of 2021. At June 30, 2021, the Company’s wealth management subsidiaries had approximately $34.2 billion of assets under administration, which included $4.7 billion of assets owned by the Company and its subsidiary banks, representing a $2.0 billion increase from the $32.2 billion of assets under administration at March 31, 2021.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the second quarter of 2021, as compared to the first quarter of 2021 (sequential quarter) and second quarter of 2020 (linked quarter), are shown in the table below:

				% or(1) basis point (bp) change from 1st Quarter 2021		% or basis point (bp) change from 2nd Quarter 2020
	Three Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020
Net income	$105,109	$153,148	$21,659	(31)%		385%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	128,851	161,512	165,756	(20)		(22)
Net income per common share – diluted	1.70	2.54	0.34	(33)		400
Net revenue (3)	408,963	448,401	425,124	(9)		(4)
Net interest income	279,590	261,895	263,131	7		6
Net interest margin	2.62%	2.53%	2.73%	9	bps	(11)	bps
Net interest margin - fully taxable equivalent (non-GAAP) (2)	2.63	2.54	2.74	9		(11)
Net overhead ratio (4)	1.32	0.90	0.93	42		39
Return on average assets	0.92	1.38	0.21	(46)		71
Return on average common equity	10.24	15.80	2.17	(556)		807
Return on average tangible common equity (non-GAAP) (2)	12.62	19.49	2.95	(687)		967
At end of period
Total assets	$46,738,450	$45,682,202	$43,540,017	9%		7%
Total loans (5)	32,911,187	33,171,233	31,402,903	(3)		5
Total deposits	38,804,616	37,872,652	35,651,874	10		9
Total shareholders’ equity	4,339,011	4,252,511	3,990,218	8		9
(1)Period-end balance sheet percentage changes are annualized.
(2)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.
(3)Net revenue is net interest income plus non-interest income.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Selected Financial Condition Data (at end of period):
Total assets	$46,738,450	$45,682,202	$45,080,768	$43,731,718	$43,540,017
Total loans (1)	32,911,187	33,171,233	32,079,073	32,135,555	31,402,903
Total deposits	38,804,616	37,872,652	37,092,651	35,844,422	35,651,874
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total shareholders’ equity	4,339,011	4,252,511	4,115,995	4,074,089	3,990,218
Selected Statements of Income Data:
Net interest income	$279,590	$261,895	$259,397	$255,936	$263,131	$541,485	$524,574
Net revenue (2)	408,963	448,401	417,758	426,529	425,124	857,364	799,809
Net income	105,109	153,148	101,204	107,315	21,659	258,257	84,471
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	128,851	161,512	135,891	162,310	165,756	290,363	305,800
Net income per common share – Basic	1.72	2.57	1.64	1.68	0.34	4.29	1.40
Net income per common share – Diluted	1.70	2.54	1.63	1.67	0.34	4.24	1.38
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	2.62%	2.53%	2.53%	2.56%	2.73%	2.58%	2.91%
Net interest margin - fully taxable equivalent (non-GAAP) (3)	2.63	2.54	2.54	2.57	2.74	2.59	2.93
Non-interest income to average assets	1.13	1.68	1.44	1.58	1.55	1.40	1.41
Non-interest expense to average assets	2.45	2.59	2.56	2.45	2.48	2.51	2.53
Net overhead ratio (4)	1.32	0.90	1.12	0.87	0.93	1.11	1.12
Return on average assets	0.92	1.38	0.92	0.99	0.21	1.15	0.43
Return on average common equity	10.24	15.80	10.30	10.66	2.17	12.97	4.48
Return on average tangible common equity (non-GAAP) (3)	12.62	19.49	12.95	13.43	2.95	15.99	5.81
Average total assets	$45,946,751	$44,988,733	$43,810,005	$42,962,844	$42,042,729	$45,470,389	$39,334,109
Average total shareholders’ equity	4,256,778	4,164,890	4,050,286	4,034,902	3,908,846	4,211,088	3,809,508
Average loans to average deposits ratio	86.7%	87.1%	87.9%	89.6%	87.8%	86.9%	88.9%
Period-end loans to deposits ratio	84.8	87.6	86.5	89.7	88.1
Common Share Data at end of period:
Market price per common share	$75.63	$75.80	$61.09	$40.05	$43.62
Book value per common share	68.81	67.34	65.24	63.57	62.14
Tangible book value per common share (non-GAAP) (3)	56.92	55.42	53.23	51.70	50.23
Common shares outstanding	57,066,677	57,023,273	56,769,625	57,601,991	57,573,672
Other Data at end of period:
Tier 1 leverage ratio (5)	8.2%	8.2%	8.1%	8.2%	8.1%
Risk-based capital ratios:
Tier 1 capital ratio (5)	10.1	10.2	10.0	10.2	10.1
Common equity tier 1 capital ratio(5)	8.9	9.0	8.8	9.0	8.8
Total capital ratio (5)	12.3	12.6	12.6	12.9	12.8
Allowance for credit losses (6)	$304,121	$321,308	$379,969	$388,971	$373,174
Allowance for loan and unfunded lending-related commitment losses to total loans	0.92%	0.97%	1.18%	1.21%	1.19%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	172	182	181	182	186
(1)Excludes mortgage loans held-for-sale.
(2)Net revenue is net interest income and non-interest income.
(3)See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance measure/ratio.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.
(5)Capital ratios for current quarter-end are estimated.
(6)The allowance for credit losses includes the allowance for loan losses, the allowance for unfunded lending-related commitments and the allowance for held-to-maturity securities losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2021	2021	2020	2020	2020
Assets
Cash and due from banks	$434,957	$426,325	$322,415	$308,639	$344,999
Federal funds sold and securities purchased under resale agreements	52	52	59	56	58
Interest-bearing deposits with banks	4,707,415	3,348,794	4,802,527	3,825,823	4,015,072
Available-for-sale securities, at fair value	2,188,608	2,430,749	3,055,839	2,946,459	3,194,961
Held-to-maturity securities, at amortized cost	2,498,232	2,166,419	579,138	560,267	728,465
Trading account securities	2,667	951	671	1,720	890
Equity securities with readily determinable fair value	86,316	90,338	90,862	54,398	52,460
Federal Home Loan Bank and Federal Reserve Bank stock	136,625	135,881	135,588	135,568	135,571
Brokerage customer receivables	23,093	19,056	17,436	16,818	14,623
Mortgage loans held-for-sale	984,994	1,260,193	1,272,090	959,671	833,163
Loans, net of unearned income	32,911,187	33,171,233	32,079,073	32,135,555	31,402,903
Allowance for loan losses	(261,089)	(277,709)	(319,374)	(325,959)	(313,510)
Net loans	32,650,098	32,893,524	31,759,699	31,809,596	31,089,393
Premises and equipment, net	752,375	760,522	768,808	774,288	769,909
Lease investments, net	219,023	238,984	242,434	230,373	237,040
Accrued interest receivable and other assets	1,185,811	1,230,362	1,351,455	1,424,728	1,437,832
Trade date securities receivable	189,851	—	—	—	—
Goodwill	646,336	646,017	645,707	644,644	644,213
Other intangible assets	31,997	34,035	36,040	38,670	41,368
Total assets	$46,738,450	$45,682,202	$45,080,768	$43,731,718	$43,540,017
Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$12,796,110	$12,297,337	$11,748,455	$10,409,747	$10,204,791
Interest-bearing	26,008,506	25,575,315	25,344,196	25,434,675	25,447,083
Total deposits	38,804,616	37,872,652	37,092,651	35,844,422	35,651,874
Federal Home Loan Bank advances	1,241,071	1,228,436	1,228,429	1,228,422	1,228,416
Other borrowings	518,493	516,877	518,928	507,395	508,535
Subordinated notes	436,719	436,595	436,506	436,385	436,298
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Trade date securities payable	—	995	200,907	—	—
Accrued interest payable and other liabilities	1,144,974	1,120,570	1,233,786	1,387,439	1,471,110
Total liabilities	42,399,439	41,429,691	40,964,773	39,657,629	39,549,799
Shareholders’ Equity:
Preferred stock	412,500	412,500	412,500	412,500	412,500
Common stock	58,770	58,727	58,473	58,323	58,294
Surplus	1,669,002	1,663,008	1,649,990	1,647,049	1,643,864
Treasury stock	(100,363)	(100,363)	(100,363)	(44,891)	(44,891)
Retained earnings	2,288,969	2,208,535	2,080,013	2,001,949	1,921,048
Accumulated other comprehensive income (loss)	10,133	10,104	15,382	(841)	(597)
Total shareholders’ equity	4,339,011	4,252,511	4,115,995	4,074,089	3,990,218
Total liabilities and shareholders’ equity	$46,738,450	$45,682,202	$45,080,768	$43,731,718	$43,540,017

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Six Months Ended
(In thousands, except per share data)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Interest income
Interest and fees on loans	$284,701	$274,100	$280,185	$280,479	$294,746	$558,801	$596,585
Mortgage loans held-for-sale	8,183	9,036	6,357	5,791	4,764	17,219	7,929
Interest-bearing deposits with banks	1,153	1,199	1,294	1,181	1,310	2,352	6,078
Federal funds sold and securities purchased under resale agreements	—	—	—	—	16	—	102
Investment securities	23,623	19,264	18,243	21,819	27,105	42,887	59,572
Trading account securities	1	2	11	6	13	3	20
Federal Home Loan Bank and Federal Reserve Bank stock	1,769	1,745	1,775	1,774	1,765	3,514	3,342
Brokerage customer receivables	149	123	116	106	97	272	255
Total interest income	319,579	305,469	307,981	311,156	329,816	625,048	673,883
Interest expense
Interest on deposits	24,298	27,944	32,602	39,084	50,057	52,242	117,492
Interest on Federal Home Loan Bank advances	4,887	4,840	4,952	4,947	4,934	9,727	8,294
Interest on other borrowings	2,568	2,609	2,779	3,012	3,436	5,177	6,982
Interest on subordinated notes	5,512	5,477	5,509	5,474	5,506	10,989	10,978
Interest on junior subordinated debentures	2,724	2,704	2,742	2,703	2,752	5,428	5,563
Total interest expense	39,989	43,574	48,584	55,220	66,685	83,563	149,309
Net interest income	279,590	261,895	259,397	255,936	263,131	541,485	524,574
Provision for credit losses	(15,299)	(45,347)	1,180	25,026	135,053	(60,646)	188,014
Net interest income after provision for credit losses	294,889	307,242	258,217	230,910	128,078	602,131	336,560
Non-interest income
Wealth management	30,690	29,309	26,802	24,957	22,636	59,999	48,577
Mortgage banking	50,584	113,494	86,819	108,544	102,324	164,078	150,650
Service charges on deposit accounts	13,249	12,036	11,841	11,497	10,420	25,285	21,685
Gains (losses) on investment securities, net	1,285	1,154	1,214	411	808	2,439	(3,551)
Fees from covered call options	1,388	—	—	—	—	1,388	2,292
Trading (losses) gains, net	(438)	419	(102)	183	(634)	(19)	(1,085)
Operating lease income, net	12,240	14,440	12,118	11,717	11,785	26,680	23,769
Other	20,375	15,654	19,669	13,284	14,654	36,029	32,898
Total non-interest income	129,373	186,506	158,361	170,593	161,993	315,879	275,235
Non-interest expense
Salaries and employee benefits	172,817	180,809	171,116	164,042	154,156	353,626	290,918
Equipment	20,866	20,912	20,565	17,251	15,846	41,778	30,680
Operating lease equipment depreciation	9,949	10,771	9,938	9,425	9,292	20,720	18,552
Occupancy, net	17,687	19,996	19,687	15,830	16,893	37,683	34,440
Data processing	6,920	6,048	5,728	5,689	10,406	12,968	18,779
Advertising and marketing	11,305	8,546	9,850	7,880	7,704	19,851	18,566
Professional fees	7,304	7,587	6,530	6,488	7,687	14,891	14,408
Amortization of other intangible assets	2,039	2,007	2,634	2,701	2,820	4,046	5,683
FDIC insurance	6,405	6,558	7,016	6,772	7,081	12,963	11,216
OREO expense, net	769	(251)	(114)	(168)	237	518	(639)
Other	24,051	23,906	28,917	28,309	27,246	47,957	51,406
Total non-interest expense	280,112	286,889	281,867	264,219	259,368	567,001	494,009
Income before taxes	144,150	206,859	134,711	137,284	30,703	351,009	117,786
Income tax expense	39,041	53,711	33,507	29,969	9,044	92,752	33,315
Net income	$105,109	$153,148	$101,204	$107,315	$21,659	$258,257	$84,471
Preferred stock dividends	6,991	6,991	6,991	10,286	2,050	13,982	4,100
Net income applicable to common shares	$98,118	$146,157	$94,213	$97,029	$19,609	$244,275	$80,371
Net income per common share - Basic	$1.72	$2.57	$1.64	$1.68	$0.34	$4.29	$1.40
Net income per common share - Diluted	$1.70	$2.54	$1.63	$1.67	$0.34	$4.24	$1.38
Cash dividends declared per common share	$0.31	$0.31	$0.28	$0.28	$0.28	$0.62	$0.56
Weighted average common shares outstanding	57,049	56,904	57,309	57,597	57,567	56,977	57,593
Dilutive potential common shares	726	681	588	449	414	691	481
Average common shares and dilutive common shares	57,775	57,585	57,897	58,046	57,981	57,668	58,074

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From (2)
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Dec 31, 2020 (1)	Jun 30, 2020
Balance:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. Government Agencies	$633,006	$890,749	$927,307	$862,924	$814,667	(64)%	(22)%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. Government Agencies	351,988	369,444	344,783	96,747	18,496	4	1803
Total mortgage loans held-for-sale	$984,994	$1,260,193	$1,272,090	$959,671	$833,163	(46)%	18%

Core loans:
Commercial
Commercial and industrial	$4,650,607	$4,630,795	$4,675,594	$4,555,920	$4,292,032	(1)%	8%
Asset-based lending	892,109	720,772	721,666	707,365	721,035	48	24
Municipal	511,094	493,417	474,103	482,567	519,691	16	(2)
Leases	1,357,036	1,290,778	1,288,374	1,215,239	1,179,233	11	15
Commercial real estate
Residential construction	55,735	72,058	89,389	101,187	131,639	(76)	(58)
Commercial construction	1,090,447	1,040,631	1,041,729	1,005,708	992,872	9	10
Land	239,067	240,635	240,684	226,254	215,537	(1)	11
Office	1,098,386	1,131,472	1,136,844	1,163,790	1,124,643	(7)	(2)
Industrial	1,263,614	1,152,522	1,129,433	1,117,702	1,062,218	24	19
Retail	1,217,540	1,198,025	1,224,403	1,175,819	1,148,152	(1)	6
Multi-family	1,805,118	1,739,521	1,649,801	1,599,651	1,497,834	19	21
Mixed use and other	1,908,462	1,969,915	1,981,849	2,033,031	2,027,850	(7)	(6)
Home equity	369,806	390,253	425,263	446,274	466,596	(26)	(21)
Residential real estate
Residential real estate loans for investment	1,485,952	1,376,465	1,214,744	1,143,908	1,186,768	45	25
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. Government Agencies	44,333	45,508	44,854	240,902	240,661	(2)	(82)
Total core loans	$17,989,306	$17,492,767	$17,338,730	$17,215,317	$16,806,761	8%	7%

Niche loans:
Commercial
Franchise	$1,060,468	$1,128,493	$1,023,027	$964,150	$963,531	7%	10%
Mortgage warehouse lines of credit	529,867	587,868	567,389	503,371	352,659	(13)	50
Community Advantage - homeowners association	287,689	272,222	267,374	254,963	240,634	15	20
Insurance agency lending	273,999	290,880	222,519	214,411	255,049	47	7
Premium Finance receivables
U.S. commercial insurance	3,805,504	3,342,730	3,438,087	3,494,155	3,439,987	22	11
Canada commercial insurance	716,367	615,813	616,402	565,989	559,787	33	28
Life insurance	6,359,556	6,111,495	5,857,436	5,488,832	5,400,802	17	18
Consumer and other	9,024	35,983	32,188	55,354	48,325	(145)	(81)
Total niche loans	$13,042,474	$12,385,484	$12,024,422	$11,541,225	$11,260,774	17%	16%

Commercial PPP loans:
Originated in 2020	$656,502	$2,049,342	$2,715,921	$3,379,013	$3,335,368	NM	(80)%
Originated in 2021	1,222,905	1,243,640	—	—	—	100	100
Total commercial PPP loans	$1,879,407	$3,292,982	$2,715,921	$3,379,013	$3,335,368	(62)%	(44)%

Total loans, net of unearned income	$32,911,187	$33,171,233	$32,079,073	$32,135,555	$31,402,903	5%	5%
(1)Annualized.
(2)NM - Not meaningful.

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Dec 31, 2020 (1)	Jun 30, 2020
Balance:
Non-interest-bearing	$12,796,110	$12,297,337	$11,748,455	$10,409,747	$10,204,791	18%	25%
NOW and interest-bearing demand deposits	3,625,538	3,562,312	3,349,021	3,294,071	3,440,348	17	5
Wealth management deposits (2)	4,399,303	4,274,527	4,138,712	4,235,583	4,433,020	13	(1)
Money market	9,843,390	9,236,434	9,348,806	9,423,653	9,288,976	11	6
Savings	3,776,400	3,690,892	3,531,029	3,415,073	3,447,352	14	10
Time certificates of deposit	4,363,875	4,811,150	4,976,628	5,066,295	4,837,387	(25)	(10)
Total deposits	$38,804,616	$37,872,652	$37,092,651	$35,844,422	$35,651,874	9%	9%
Mix:
Non-interest-bearing	33%	32%	32%	29%	29%
NOW and interest-bearing demand deposits	9	9	9	9	10
Wealth management deposits (2)	11	11	11	12	12
Money market	25	25	25	26	25
Savings	10	10	10	10	10
Time certificates of deposit	12	13	13	14	14
Total deposits	100%	100%	100%	100%	100%
(1)Annualized.
(2)Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC ("CDEC"), trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of June 30, 2021

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (1)
1-3 months	$1,049,387	1.40%
4-6 months	844,945	1.08
7-9 months	726,341	0.60
10-12 months	566,664	0.43
13-18 months	601,524	0.59
19-24 months	274,328	0.62
24+ months	300,686	0.63
Total	$4,363,875	0.87%
(1)Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2021	2021	2020	2020	2020
Interest-bearing deposits with banks and cash equivalents (1)	$3,844,355	$4,230,886	$4,381,040	$3,411,164	$3,240,167
Investment securities (2)	4,771,403	3,944,676	3,534,594	3,789,422	4,309,471
FHLB and FRB stock	136,324	135,758	135,569	135,567	135,360
Liquidity management assets (3)	8,752,082	8,311,320	8,051,203	7,336,153	7,684,998
Other earning assets (3)(4)	23,354	20,370	18,716	16,656	16,917
Mortgage loans held-for-sale	991,011	1,151,848	893,395	822,908	705,702
Loans, net of unearned income (3)(5)	33,085,174	32,442,927	31,783,279	31,634,608	30,336,626
Total earning assets (3)	42,851,621	41,926,465	40,746,593	39,810,325	38,744,243
Allowance for loan and investment security losses	(285,686)	(327,080)	(336,139)	(321,732)	(222,485)
Cash and due from banks	470,566	366,413	344,536	345,438	352,423
Other assets	2,910,250	3,022,935	3,055,015	3,128,813	3,168,548
Total assets	$45,946,751	$44,988,733	$43,810,005	$42,962,844	$42,042,729

NOW and interest-bearing demand deposits	$3,626,424	$3,493,451	$3,320,527	$3,435,089	$3,323,124
Wealth management deposits	4,369,998	4,156,398	4,066,948	4,239,300	4,380,996
Money market accounts	9,547,167	9,335,920	9,435,344	9,332,668	8,727,966
Savings accounts	3,728,271	3,587,566	3,413,388	3,419,586	3,394,480
Time deposits	4,632,796	4,875,392	5,043,558	4,900,839	5,104,701
Interest-bearing deposits	25,904,656	25,448,727	25,279,765	25,327,482	24,931,267
Federal Home Loan Bank advances	1,235,142	1,228,433	1,228,425	1,228,421	1,214,375
Other borrowings	525,924	518,188	510,725	512,787	493,350
Subordinated notes	436,644	436,532	436,433	436,323	436,226
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	28,355,932	27,885,446	27,708,914	27,758,579	27,328,784
Non-interest-bearing deposits	12,246,274	11,811,194	10,874,912	9,988,769	9,607,528
Other liabilities	1,087,767	1,127,203	1,175,893	1,180,594	1,197,571
Equity	4,256,778	4,164,890	4,050,286	4,034,902	3,908,846
Total liabilities and shareholders’ equity	$45,946,751	$44,988,733	$43,810,005	$42,962,844	$42,042,729

Net free funds/contribution (6)	$14,495,689	$14,041,019	$13,037,679	$12,051,746	$11,415,459
(1)Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.
(4)Other earning assets include brokerage customer receivables and trading account securities.
(5)Loans, net of unearned income, include non-accrual loans.
(6)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2021	2021	2020	2020	2020
Interest income:
Interest-bearing deposits with banks and cash equivalents	$1,153	$1,199	$1,294	$1,181	$1,326
Investment securities	24,117	19,764	18,773	22,365	27,643
FHLB and FRB stock	1,769	1,745	1,775	1,774	1,765
Liquidity management assets (1)	27,039	22,708	21,842	25,320	30,734
Other earning assets (1)	150	125	130	113	113
Mortgage loans held-for-sale	8,183	9,036	6,357	5,791	4,764
Loans, net of unearned income (1)	285,116	274,484	280,509	280,960	295,322
Total interest income	$320,488	$306,353	$308,838	$312,184	$330,933

Interest expense:
NOW and interest-bearing demand deposits	$736	$901	$1,074	$1,342	$1,561
Wealth management deposits	7,686	7,351	7,436	7,662	7,244
Money market accounts	2,795	2,865	3,740	7,245	13,140
Savings accounts	402	430	773	2,104	3,840
Time deposits	12,679	16,397	19,579	20,731	24,272
Interest-bearing deposits	24,298	27,944	32,602	39,084	50,057
Federal Home Loan Bank advances	4,887	4,840	4,952	4,947	4,934
Other borrowings	2,568	2,609	2,779	3,012	3,436
Subordinated notes	5,512	5,477	5,509	5,474	5,506
Junior subordinated debentures	2,724	2,704	2,742	2,703	2,752
Total interest expense	$39,989	$43,574	$48,584	$55,220	$66,685

Less: Fully taxable-equivalent adjustment	(909)	(884)	(857)	(1,028)	(1,117)
Net interest income (GAAP) (2)	279,590	261,895	259,397	255,936	263,131
Fully taxable-equivalent adjustment	909	884	857	1,028	1,117
Net interest income, fully taxable-equivalent (non-GAAP) (2)	$280,499	$262,779	$260,254	$256,964	$264,248
(1)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(2)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
Yield earned on:
Interest-bearing deposits with banks and cash equivalents	0.12%	0.11%	0.12%	0.14%	0.16%
Investment securities	2.03	2.03	2.11	2.35	2.58
FHLB and FRB stock	5.20	5.21	5.21	5.21	5.24
Liquidity management assets	1.24	1.11	1.08	1.37	1.61
Other earning assets	2.59	2.50	2.79	2.71	2.71
Mortgage loans held-for-sale	3.31	3.18	2.83	2.80	2.72
Loans, net of unearned income	3.46	3.43	3.51	3.53	3.92
Total earning assets	3.00%	2.96%	3.02%	3.12%	3.44%

Rate paid on:
NOW and interest-bearing demand deposits	0.08%	0.10%	0.13%	0.16%	0.19%
Wealth management deposits	0.71	0.72	0.73	0.72	0.67
Money market accounts	0.12	0.12	0.16	0.31	0.61
Savings accounts	0.04	0.05	0.09	0.24	0.45
Time deposits	1.10	1.36	1.54	1.68	1.91
Interest-bearing deposits	0.38	0.45	0.51	0.61	0.81
Federal Home Loan Bank advances	1.59	1.60	1.60	1.60	1.63
Other borrowings	1.96	2.04	2.16	2.34	2.80
Subordinated notes	5.05	5.02	5.05	5.02	5.05
Junior subordinated debentures	4.25	4.27	4.23	4.17	4.29
Total interest-bearing liabilities	0.56%	0.63%	0.70%	0.79%	0.98%

Interest rate spread (1)(2)	2.44%	2.33%	2.32%	2.33%	2.46%
Less: Fully taxable-equivalent adjustment	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Net free funds/contribution (3)	0.19	0.21	0.22	0.24	0.28
Net interest margin (GAAP) (2)	2.62%	2.53%	2.53%	2.56%	2.73%
Fully taxable-equivalent adjustment	0.01	0.01	0.01	0.01	0.01
Net interest margin, fully taxable-equivalent (non-GAAP) (2)	2.63%	2.54%	2.54%	2.57%	2.74%
(1)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(2)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.
(3)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 7: YEAR-TO-DATE AVERAGE BALANCES, AND NET INTEREST INCOME AND MARGIN

	Average Balance for six months ended,		Interest for six months ended,		Yield/Rate for six months ended,
(Dollars in thousands)	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Interest-bearing deposits with banks and cash equivalents (1)	$4,036,553	$2,329,488	$2,352	$6,180	0.12%	0.53%
Investment securities (2)	4,360,323	4,545,090	43,881	60,661	2.03	2.68
FHLB and FRB stock	136,043	125,094	3,514	3,342	5.21	5.37
Liquidity management assets (3)(4)	$8,532,919	$6,999,672	$49,747	$70,183	1.18%	2.02%
Other earning assets (3)(4)(5)	21,870	18,041	275	280	2.55	3.13
Mortgage loans held-for-sale	1,070,985	554,482	17,219	7,929	3.24	2.88
Loans, net of unearned income (3)(4)(6)	32,765,825	28,636,678	559,600	598,021	3.44	4.20
Total earning assets (4)	$42,391,599	$36,208,873	$626,841	$676,413	2.98%	3.76%
Allowance for loan and investment security losses	(306,268)	(199,388)
Cash and due from banks	418,777	337,202
Other assets	2,966,281	2,987,422
Total assets	$45,470,389	$39,334,109

NOW and interest-bearing demand deposits	$3,560,305	$3,218,429	$1,637	$5,227	0.09%	0.33%
Wealth management deposits	4,263,788	3,609,857	15,037	14,179	0.71	0.79
Money market accounts	9,442,127	8,359,370	5,660	35,503	0.12	0.85
Savings accounts	3,658,307	3,292,158	832	9,630	0.05	0.59
Time deposits	4,753,424	5,315,554	29,076	52,953	1.23	2.00
Interest-bearing deposits	$25,677,951	$23,795,368	$52,242	$117,492	0.41%	0.99%
Federal Home Loan Bank advances	1,231,806	1,082,994	9,727	8,294	1.59	1.54
Other borrowings	522,078	481,463	5,177	6,982	2.00	2.92
Subordinated notes	436,588	436,173	10,989	10,978	5.03	5.03
Junior subordinated debentures	253,566	253,566	5,428	5,563	4.26	4.34
Total interest-bearing liabilities	$28,121,989	$26,049,564	$83,563	$149,309	0.60%	1.15%
Non-interest-bearing deposits	12,029,936	8,421,353
Other liabilities	1,107,376	1,053,684
Equity	4,211,088	3,809,508
Total liabilities and shareholders’ equity	$45,470,389	$39,334,109
Interest rate spread (4)(7)					2.38%	2.61%
Less: Fully taxable-equivalent adjustment			(1,793)	(2,530)	(0.01)	(0.02)
Net free funds/contribution (8)	$14,269,610	$10,159,309			0.21	0.32
Net interest income/ margin (GAAP) (4)			$541,485	$524,574	2.58%	2.91%
Fully taxable-equivalent adjustment			1,793	2,530	0.01	0.02
Net interest income/ margin, fully taxable-equivalent (non-GAAP) (4)			$543,278	$527,104	2.59%	2.93%
(1)Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on a marginal federal corporate tax rate in effect as of the applicable period.
(4)See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance ratio.
(5)Other earning assets include brokerage customer receivables and trading account securities.
(6)Loans, net of unearned income, include non-accrual loans.
(7)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(8)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 8: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Jun 30, 2021	24.6%	11.7%	(6.9)%
Mar 31, 2021	22.0	10.2	(7.2)
Dec 31, 2020	25.0	11.6	(7.9)
Sep 30, 2020	23.4	10.9	(8.1)
Jun 30, 2020	25.9	12.6	(8.3)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Jun 30, 2021	11.4%	5.8%	(3.3)%
Mar 31, 2021	10.7	5.4	(3.6)
Dec 31, 2020	11.4	5.7	(3.3)
Sep 30, 2020	10.7	5.2	(3.5)
Jun 30, 2020	13.0	6.7	(3.2)

TABLE 9: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of June 30, 2021	One year or less	From one to five years	Over five years
(In thousands)				Total
Commercial
Fixed rate	$1,018,304	$1,378,744	$796,227	$3,193,275
Fixed Rate - PPP	—	1,879,407	—	1,879,407
Variable rate	6,365,838	3,694	62	6,369,594
Total commercial	$7,384,142	$3,261,845	$796,289	$11,442,276
Commercial real estate
Fixed rate	509,777	2,127,633	437,944	3,075,354
Variable rate	5,578,790	24,225	—	5,603,015
Total commercial real estate	$6,088,567	$2,151,858	$437,944	$8,678,369
Home equity
Fixed rate	14,613	7,095	47	21,755
Variable rate	348,051	—	—	348,051
Total home equity	$362,664	$7,095	$47	$369,806
Residential real estate
Fixed rate	20,305	10,381	777,239	807,925
Variable rate	60,029	273,717	388,614	722,360
Total residential real estate	$80,334	$284,098	$1,165,853	$1,530,285
Premium finance receivables - commercial
Fixed rate	4,398,271	123,600	—	4,521,871
Variable rate	—	—	—	—
Total premium finance receivables - commercial	$4,398,271	$123,600	$—	$4,521,871
Premium finance receivables - life insurance
Fixed rate	10,030	374,736	20,394	405,160
Variable rate	5,954,396	—	—	5,954,396
Total premium finance receivables - life insurance	$5,964,426	$374,736	$20,394	$6,359,556
Consumer and other
Fixed rate	2,269	1,748	388	4,405
Variable rate	4,619	—	—	4,619
Total consumer and other	$6,888	$1,748	$388	$9,024

Total per category
Fixed rate	5,973,569	4,023,937	2,032,239	12,029,745
Fixed rate - PPP	—	1,879,407	—	1,879,407
Variable rate	18,311,723	301,636	388,676	19,002,035
Total loans, net of unearned income	$24,285,292	$6,204,980	$2,420,915	$32,911,187

Variable Rate Loan Pricing by Index:
Prime				$2,573,945
One- month LIBOR				9,384,417
Three- month LIBOR				374,067
Twelve- month LIBOR				6,359,426
Other				310,180
Total variable rate				$19,002,035

1M LIBOR
3M LIBOR
12M LIBOR
PRIME
LIBOR
PRIME
1.60
1.40
1.20
1.00
0.80
0.60
0.40
0.20
0.00
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
6/30/20
7/31/20
8/31/20
9/30/20
10/31/20
11/30/20
12/31/20
1/31/21
2/28/21
3/31/21
4/30/21
5/31/21
6/30/21

	6/30/2020	7/31/2020	8/31/2020	9/30/2020	10/31/2020	11/30/2020	12/31/2020	1/31/2021	2/28/2021	3/31/2021	4/30/2021	5/31/2021	6/30/2021
1M Libor	0.16	0.15	0.16	0.15	0.14	0.15	0.14	0.12	0.12	0.11	0.11	0.09	0.10
3M Libor	0.30	0.25	0.24	0.23	0.22	0.23	0.24	0.20	0.19	0.19	0.18	0.13	0.15
12M Libor	0.55	0.45	0.45	0.36	0.33	0.33	0.34	0.31	0.28	0.28	0.28	0.25	0.25
Prime	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to LIBOR indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates.  Specifically, the Company has $9.4 billion of variable rate loans tied to one-month LIBOR and $6.4 billion of variable rate loans tied to twelve-month LIBOR. The above chart shows:

	Basis Point (bp) Change in
	Prime		1-month LIBOR		12-month LIBOR
Second Quarter 2021	0	bps	-1	bps	-3	bps
First Quarter 2021	0		-3		-6
Fourth Quarter 2020	0		-1		-2
Third Quarter 2020	0		-1		-19
Second Quarter 2020	0		-83		-45

TABLE 10: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars in thousands)	2021	2021	2020	2020	2020	2021	2020
Allowance for credit losses at beginning of period	$321,308	$379,969	$388,971	$373,174	$253,482	$379,969	$158,461
Cumulative effect adjustment from the adoption of ASU 2016-13	—	—	—	—	—	—	47,418
Provision for credit losses	(15,299)	(45,347)	1,180	25,026	135,053	(60,646)	188,014
Other adjustments	34	31	155	55	42	65	(31)
Charge-offs:
Commercial	3,237	11,781	5,184	5,270	5,686	15,018	7,839
Commercial real estate	1,412	980	6,637	1,529	7,224	2,392	7,794
Home equity	142	—	683	138	239	142	1,240
Residential real estate	3	2	114	83	293	5	694
Premium finance receivables	2,077	3,239	4,214	4,640	3,434	5,316	6,618
Consumer and other	104	114	198	103	99	218	227
Total charge-offs	6,975	16,116	17,030	11,763	16,975	23,091	24,412
Recoveries:
Commercial	902	452	4,168	428	112	1,354	496
Commercial real estate	514	200	904	175	493	714	756
Home equity	328	101	77	111	46	429	340
Residential real estate	36	204	69	25	30	240	90
Premium finance receivables	3,239	1,782	1,445	1,720	833	5,021	1,943
Consumer and other	34	32	30	20	58	66	99
Total recoveries	5,053	2,771	6,693	2,479	1,572	7,824	3,724
Net charge-offs	(1,922)	(13,345)	(10,337)	(9,284)	(15,403)	(15,267)	(20,688)
Allowance for credit losses at period end	$304,121	$321,308	$379,969	$388,971	$373,174	$304,121	$373,174

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.08%	0.37%	0.03%	0.16%	0.20%	0.22%	0.15%
Commercial real estate	0.04	0.04	0.27	0.06	0.33	0.04	0.17
Home equity	(0.20)	(0.10)	0.55	0.02	0.16	(0.15)	0.37
Residential real estate	(0.01)	(0.06)	0.02	0.02	0.09	(0.03)	0.10
Premium finance receivables	(0.04)	0.06	0.11	0.12	0.12	0.01	0.11
Consumer and other	0.69	0.57	0.78	0.49	0.25	0.62	0.39
Total loans, net of unearned income	0.02%	0.17%	0.13%	0.12%	0.20%	0.09%	0.15%

Loans at period end	$32,911,187	$33,171,233	$32,079,073	$32,135,555	$31,402,903
Allowance for loan losses as a percentage of loans at period end	0.79%	0.84%	1.00%	1.01%	1.00%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	0.92	0.97	1.18	1.21	1.19
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end, excluding PPP loans	0.98	1.08	1.29	1.35	1.33

TABLE 11: ALLOWANCE AND PROVISION FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(In thousands)	2021	2021	2020	2020	2020	2021	2020
Provision for loan losses	$(14,731)	$(28,351)	$3,597	$21,678	$112,822	$(43,082)	$163,218
Provision for unfunded lending-related commitments losses	(558)	(17,035)	(2,413)	3,350	22,236	(17,593)	24,805
Provision for held-to-maturity securities losses	(10)	39	(4)	(2)	(5)	29	(9)
Provision for credit losses	$(15,299)	$(45,347)	$1,180	$25,026	$135,053	$(60,646)	$188,014

Allowance for loan losses	$261,089	$277,709	$319,374	$325,959	$313,510
Allowance for unfunded lending-related commitments losses	42,942	43,500	60,536	62,949	59,599
Allowance for loan losses and unfunded lending-related commitments losses	304,031	321,209	379,910	388,908	373,109
Allowance for held-to-maturity securities losses	90	99	59	63	65
Allowance for credit losses	$304,121	$321,308	$379,969	$388,971	$373,174

TABLE 12: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s loan portfolios as well as core and niche portfolios, as of June 30, 2021, March 31, 2021, and December 31, 2020.

	As of Jun 30, 2021			As of Mar 31, 2021			As of Dec 31, 2020
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial:
Commercial, industrial and other, excluding PPP loans	$9,562,869	$98,505	1.03%	$9,415,225	$95,637	1.02%	$9,240,046	$94,210	1.02%
Commercial PPP loans	1,879,407	2	0.00	3,292,982	3	0.00	2,715,921	2	0.00
Commercial real estate:
Construction and development	1,385,249	38,550	2.78	1,353,324	45,327	3.35	1,371,802	78,833	5.75
Non-construction	7,293,120	119,972	1.65	7,191,455	136,465	1.90	7,122,330	164,770	2.31
Home equity	369,806	11,207	3.03	390,253	11,382	2.92	425,263	11,437	2.69
Residential real estate	1,530,285	15,684	1.02	1,421,973	14,242	1.00	1,259,598	12,459	0.99
Premium finance receivables
Commercial insurance loans	4,521,871	19,346	0.43	3,958,543	16,945	0.43	4,054,489	17,267	0.43
Life insurance loans	6,359,556	553	0.01	6,111,495	532	0.01	5,857,436	510	0.01
Consumer and other	9,024	212	2.35	35,983	676	1.88	32,188	422	1.31
Total loans, net of unearned income	$32,911,187	$304,031	0.92%	$33,171,233	$321,209	0.97%	$32,079,073	$379,910	1.18%
Total loans, net of unearned income, excluding PPP loans	$31,031,780	$304,029	0.98%	$29,878,251	$321,206	1.08%	$29,363,152	$379,908	1.29%

Total core loans (1)	$17,989,306	$267,999	1.49%	$17,492,767	$283,505	1.62%	$17,338,730	$347,111	2.00%
Total niche loans (1)	13,042,474	36,030	0.28	12,385,484	37,701	0.30	12,024,422	32,797	0.27
Total PPP loans	1,879,407	2	0.00	3,292,982	3	0.00	2,715,921	2	0.00

(1)See Table 1 for additional detail on core and niche loans.

TABLE 13: LOAN PORTFOLIO AGING

(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
Loan Balances:
Commercial
Nonaccrual	$23,232	$22,459	$21,743	$42,036	$42,882
90+ days and still accruing	1,244	—	307	—	1,374
60-89 days past due	5,204	13,292	6,900	2,168	8,952
30-59 days past due	18,478	35,541	44,381	48,271	23,720
Current	11,394,118	12,636,915	11,882,636	12,184,524	11,782,304
Total commercial	$11,442,276	$12,708,207	$11,955,967	$12,276,999	$11,859,232
Commercial real estate
Nonaccrual	$26,035	$34,380	$46,107	$68,815	$64,557
90+ days and still accruing	—	—	—	—	—
60-89 days past due	4,382	8,156	5,178	8,299	26,480
30-59 days past due	19,698	70,168	32,116	53,462	75,528
Current	8,628,254	8,432,075	8,410,731	8,292,566	8,034,180
Total commercial real estate	$8,678,369	$8,544,779	$8,494,132	8,423,142	$8,200,745
Home equity
Nonaccrual	$3,478	$5,536	$6,529	$6,329	$7,261
90+ days and still accruing	—	—	—	—	—
60-89 days past due	301	492	47	70	—
30-59 days past due	777	780	637	1,148	1,296
Current	365,250	383,445	418,050	438,727	458,039
Total home equity	$369,806	$390,253	$425,263	$446,274	$466,596
Residential real estate
Nonaccrual	$23,050	$21,553	$26,071	$22,069	$19,529
90+ days and still accruing	—	—	—	—	—
60-89 days past due	1,584	944	1,635	814	1,506
30-59 days past due	2,139	13,768	12,584	2,443	4,400
Current	1,503,512	1,385,708	1,219,308	1,359,484	1,401,994
Total residential real estate	$1,530,285	$1,421,973	$1,259,598	$1,384,810	$1,427,429
Premium finance receivables
Nonaccrual	$6,418	$9,690	$13,264	$21,080	$16,460
90+ days and still accruing	3,570	4,783	12,792	12,177	35,638
60-89 days past due	7,759	5,113	27,801	38,286	42,353
30-59 days past due	32,758	31,373	49,274	80,732	61,160
Current	10,830,922	10,019,079	9,808,794	9,396,701	9,244,965
Total premium finance receivables	$10,881,427	$10,070,038	$9,911,925	$9,548,976	$9,400,576
Consumer and other
Nonaccrual	$485	$497	$436	$422	$427
90+ days and still accruing	178	161	264	175	156
60-89 days past due	22	8	24	273	4
30-59 days past due	75	74	136	493	281
Current	8,264	35,243	31,328	53,991	47,457
Total consumer and other	$9,024	$35,983	$32,188	$55,354	$48,325
Total loans, net of unearned income
Nonaccrual	$82,698	$94,115	$114,150	$160,751	$151,116
90+ days and still accruing	4,992	4,944	13,363	12,352	37,168
60-89 days past due	19,252	28,005	41,585	49,910	79,295
30-59 days past due	73,925	151,704	139,128	186,549	166,385
Current	32,730,320	32,892,465	31,770,847	31,725,993	30,968,939
Total loans, net of unearned income	$32,911,187	$33,171,233	$32,079,073	$32,135,555	$31,402,903

TABLE 14: NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")

	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2021	2021	2020	2020	2020
Loans past due greater than 90 days and still accruing (1):
Commercial	$1,244	$—	$307	$—	$1,374
Commercial real estate	—	—	—	—	—
Home equity	—	—	—	—	—
Residential real estate	—	—	—	—	—
Premium finance receivables	3,570	4,783	12,792	12,177	35,638
Consumer and other	178	161	264	175	156
Total loans past due greater than 90 days and still accruing	4,992	4,944	13,363	12,352	37,168
Non-accrual loans:
Commercial	23,232	22,459	21,743	42,036	42,882
Commercial real estate	26,035	34,380	46,107	68,815	64,557
Home equity	3,478	5,536	6,529	6,329	7,261
Residential real estate	23,050	21,553	26,071	22,069	19,529
Premium finance receivables	6,418	9,690	13,264	21,080	16,460
Consumer and other	485	497	436	422	427
Total non-accrual loans	82,698	94,115	114,150	160,751	151,116
Total non-performing loans:
Commercial	24,476	22,459	22,050	42,036	44,256
Commercial real estate	26,035	34,380	46,107	68,815	64,557
Home equity	3,478	5,536	6,529	6,329	7,261
Residential real estate	23,050	21,553	26,071	22,069	19,529
Premium finance receivables	9,988	14,473	26,056	33,257	52,098
Consumer and other	663	658	700	597	583
Total non-performing loans	$87,690	$99,059	$127,513	$173,103	$188,284
Other real estate owned	10,510	8,679	9,711	2,891	2,409
Other real estate owned - from acquisitions	5,062	7,134	6,847	6,326	7,788
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$103,262	$114,872	$144,071	$182,320	$198,481
Accruing TDRs not included within non-performing assets	$44,019	$46,151	$47,023	$46,410	$48,609
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.21%	0.18%	0.18%	0.34%	0.37%
Commercial real estate	0.30	0.40	0.54	0.82	0.79
Home equity	0.94	1.42	1.54	1.42	1.56
Residential real estate	1.51	1.52	2.07	1.59	1.37
Premium finance receivables	0.09	0.14	0.26	0.35	0.55
Consumer and other	7.35	1.83	2.17	1.08	1.21
Total loans, net of unearned income	0.27%	0.30%	0.40%	0.54%	0.60%
Total non-performing assets as a percentage of total assets	0.22%	0.25%	0.32%	0.42%	0.46%
Allowance for credit losses as a percentage of non-accrual loans	367.64%	341.29%	332.82%	241.93%	246.90%

(1)As of June 30, 2021, $320,000 of TDRs were past due greater than 90 days and still accruing interest compared to none in March 31, 2021, December 31, 2020, September 30, 2020, and June 30, 2020.

Non-performing Loans Rollforward

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(In thousands)	2021	2021	2020	2020	2020	2021	2020

Balance at beginning of period	$99,059	$127,513	$173,103	$188,284	$179,360	$127,513	$117,588
Additions from becoming non-performing in the respective period	12,762	9,894	13,224	19,771	20,803	22,656	52,998
Additions from the adoption of ASU 2016-13	—	—	—	—	—	—	37,285
Return to performing status	—	(654)	(1,000)	(6,202)	(2,566)	(654)	(3,052)
Payments received	(12,312)	(22,731)	(30,146)	(3,733)	(11,201)	(35,043)	(19,150)
Transfer to OREO and other repossessed assets	(3,660)	(1,372)	(12,662)	(598)	—	(5,032)	(1,297)
Charge-offs, net	(4,684)	(2,952)	(7,817)	(6,583)	(12,884)	(7,636)	(15,435)
Net change for niche loans (1)	(3,475)	(10,639)	(7,189)	(17,836)	14,772	(14,114)	19,347
Balance at end of period	$87,690	$99,059	$127,513	$173,103	$188,284	$87,690	$188,284
(1)This includes activity for premium finance receivables and indirect consumer loans.

TDRs

	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2021	2021	2020	2020	2020
Accruing TDRs:
Commercial	$6,911	$7,536	$7,699	$7,863	$5,338
Commercial real estate	9,659	9,478	10,549	10,846	19,106
Residential real estate and other	27,449	29,137	28,775	27,701	24,165
Total accrual	$44,019	$46,151	$47,023	$46,410	$48,609
Non-accrual TDRs: (1)
Commercial	$4,104	$5,583	$10,491	$13,132	$20,788
Commercial real estate	3,434	1,309	6,177	13,601	8,545
Residential real estate and other	4,190	3,540	4,501	5,392	5,606
Total non-accrual	$11,728	$10,432	$21,169	$32,125	$34,939
Total TDRs:
Commercial	$11,015	$13,119	$18,190	$20,995	$26,126
Commercial real estate	13,093	10,787	16,726	24,447	27,651
Residential real estate and other	31,639	32,677	33,276	33,093	29,771
Total TDRs	$55,747	$56,583	$68,192	$78,535	$83,548
(1)Included in total non-performing loans.

Other Real Estate Owned

	Three Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2021	2021	2020	2020	2020
Balance at beginning of period	$15,813	$16,558	$9,217	$10,197	$11,026
Disposals/resolved	(3,152)	(2,162)	(3,839)	(1,532)	(612)
Transfers in at fair value, less costs to sell	3,660	1,587	11,508	777	—
Additions from acquisition	—	—	—	—	—
Fair value adjustments	(749)	(170)	(328)	(225)	(217)
Balance at end of period	$15,572	$15,813	$16,558	$9,217	$10,197

	Period End
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
Balance by Property Type:	2021	2021	2020	2020	2020
Residential real estate	$1,952	$2,713	$2,324	$1,839	$1,382
Residential real estate development	1,030	1,287	1,691	—	—
Commercial real estate	12,590	11,813	12,543	7,378	8,815
Total	$15,572	$15,813	$16,558	$9,217	$10,197

TABLE 15: NON-INTEREST INCOME

	Three Months Ended					Q2 2021 compared to Q1 2021		Q2 2021 compared to Q2 2020
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2021	2021	2020	2020	2020	$ Change	% Change	$ Change	% Change
Brokerage	$5,148	$5,040	$4,740	$4,563	$4,147	$108	2%	$1,001	24%
Trust and asset management	25,542	24,269	22,062	20,394	18,489	1,273	5	7,053	38
Total wealth management	30,690	29,309	26,802	24,957	22,636	1,381	5	8,054	36
Mortgage banking	50,584	113,494	86,819	108,544	102,324	(62,910)	(55)	(51,740)	(51)
Service charges on deposit accounts	13,249	12,036	11,841	11,497	10,420	1,213	10	2,829	27
Gains on investment securities, net	1,285	1,154	1,214	411	808	131	11	477	59
Fees from covered call options	1,388	—	—	—	—	1,388	NM	1,388	NM
Trading (losses) gains, net	(438)	419	(102)	183	(634)	(857)	NM	196	(31)
Operating lease income, net	12,240	14,440	12,118	11,717	11,785	(2,200)	(15)	455	4
Other:
Interest rate swap fees	2,820	2,488	4,930	4,029	5,693	332	13	(2,873)	(50)
BOLI	1,342	1,124	2,846	1,218	1,950	218	19	(608)	(31)
Administrative services	1,228	1,256	1,263	1,077	933	(28)	(2)	295	32
Foreign currency remeasurement (losses) gains	(782)	99	(208)	(54)	(208)	(881)	NM	(574)	NM
Early pay-offs of capital leases	195	(52)	118	165	275	247	NM	(80)	(29)
Miscellaneous	15,572	10,739	10,720	6,849	6,011	4,833	45	9,561	NM
Total Other	20,375	15,654	19,669	13,284	14,654	4,721	30	5,721	39
Total Non-Interest Income	$129,373	$186,506	$158,361	$170,593	$161,993	$(57,133)	(31)%	$(32,620)	(20)%
NM - Not meaningful.

	Six Months Ended
	Jun 30,	Jun 30,	$	%
(Dollars in thousands)	2021	2020	Change	Change
Brokerage	$10,188	$9,428	$760	8%
Trust and asset management	49,811	39,149	10,662	27
Total wealth management	59,999	48,577	11,422	24
Mortgage banking	164,078	150,650	13,428	9
Service charges on deposit accounts	25,285	21,685	3,600	17
Gains (losses) on investment securities, net	2,439	(3,551)	5,990	NM
Fees from covered call options	1,388	2,292	(904)	(39)
Trading losses, net	(19)	(1,085)	1,066	(98)
Operating lease income, net	26,680	23,769	2,911	12
Other:
Interest rate swap fees	5,308	11,759	(6,451)	(55)
BOLI	2,466	666	1,800	NM
Administrative services	2,484	2,045	439	21
Foreign currency remeasurement loss	(683)	(359)	(324)	90
Early pay-offs of leases	143	349	(206)	(59)
Miscellaneous	26,311	18,438	7,873	43
Total Other	36,029	32,898	3,131	10
Total Non-Interest Income	$315,879	$275,235	$40,644	15%
NM - Not meaningful.

TABLE 16: MORTGAGE BANKING

	Three Months Ended					Six Months Ended
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Originations:
Retail originations	$1,328,721	$1,641,664	$1,757,093	$1,590,699	$1,588,932	$2,970,385	$2,362,076
Veterans First originations	395,290	580,303	594,151	635,876	621,878	975,593	1,064,835
Total originations for sale (A)	$1,724,011	$2,221,967	$2,351,244	$2,226,575	$2,210,810	$3,945,978	$3,426,911
Originations for investment	249,749	321,858	192,107	73,711	56,954	571,607	130,681
Total originations	$1,973,760	$2,543,825	$2,543,351	$2,300,286	$2,267,764	$4,517,585	$3,557,592

Retail originations as percentage of originations for sale	77%	74%	75%	71%	72%	75%	69%
Veterans First originations as a percentage of originations for sale	23	26	25	29	28	25	31

Purchases as a percentage of originations for sale	53%	27%	35%	41%	30%	38%	32%
Refinances as a percentage of originations for sale	47	73	65	59	70	62	68

Production Margin:
Production revenue (B) (1)	$37,531	$71,282	$70,886	$94,148	$93,433	$108,813	$142,760
Production margin (B / A)	2.18%	3.21%	3.01%	4.23%	4.23%	2.76%	4.17%

Mortgage Servicing:
Loans serviced for others (C)	$12,307,337	$11,530,676	$10,833,135	$10,139,878	$9,188,285
MSRs, at fair value (D)	127,604	124,316	92,081	86,907	77,203
Percentage of MSRs to loans serviced for others (D / C)	1.04%	1.08%	0.85%	0.86%	0.84%
Servicing income	$9,830	$9,636	$9,829	$8,118	$6,908	$19,466	$13,939

Components of MSR:
MSR - current period capitalization	$17,512	$24,616	$20,343	$20,936	$20,351	$42,128	$29,798
MSR - collection of expected cash flows - paydowns	(991)	(728)	(688)	(590)	(419)	(1,719)	(966)
MSR - collection of expected cash flows - payoffs	(7,549)	(9,440)	(8,335)	(7,272)	(8,252)	(16,989)	(14,728)
Valuation:
MSR - changes in fair value model assumptions	(5,540)	18,045	(5,223)	(3,002)	(7,982)	12,505	(22,539)
Gain on derivative contract held as an economic hedge, net	—	—	—	—	589	—	4,749
MSR valuation adjustment, net of gain on derivative contract held as an economic hedge	$(5,540)	$18,045	$(5,223)	$(3,002)	$(7,393)	$12,505	$(17,790)

Summary of Mortgage Banking Revenue:
Production revenue (1)	$37,531	$71,282	$70,886	$94,148	$93,433	$108,813	$142,760
Servicing income	9,830	9,636	9,829	8,118	6,908	19,466	13,939
MSR activity	3,432	32,493	6,097	10,072	4,287	35,925	(3,686)
Other	(209)	83	7	(3,794)	(2,304)	(126)	(2,363)
Total mortgage banking revenue	$50,584	$113,494	$86,819	$108,544	$102,324	$164,078	$150,650
(1)Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, changes in other related financial instruments carried at fair value, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation and other non-production revenue.

TABLE 17: NON-INTEREST EXPENSE

	Three Months Ended					Q2 2021 compared to Q1 2020		Q2 2021 compared to Q2 2020
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2021	2021	2020	2020	2020	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$91,089	$91,053	$93,535	$89,849	$87,105	$36	0%	$3,984	5%
Commissions and incentive compensation	53,751	61,367	52,383	48,475	46,151	(7,616)	(12)	7,600	16
Benefits	27,977	28,389	25,198	25,718	20,900	(412)	(1)	7,077	34
Total salaries and employee benefits	172,817	180,809	171,116	164,042	154,156	(7,992)	(4)	18,661	12
Equipment	20,866	20,912	20,565	17,251	15,846	(46)	0	5,020	32
Operating lease equipment depreciation	9,949	10,771	9,938	9,425	9,292	(822)	(8)	657	7
Occupancy, net	17,687	19,996	19,687	15,830	16,893	(2,309)	(12)	794	5
Data processing	6,920	6,048	5,728	5,689	10,406	872	14	(3,486)	(33)
Advertising and marketing	11,305	8,546	9,850	7,880	7,704	2,759	32	3,601	47
Professional fees	7,304	7,587	6,530	6,488	7,687	(283)	(4)	(383)	(5)
Amortization of other intangible assets	2,039	2,007	2,634	2,701	2,820	32	2	(781)	(28)
FDIC insurance	6,405	6,558	7,016	6,772	7,081	(153)	(2)	(676)	(10)
OREO expense, net	769	(251)	(114)	(168)	237	1,020	NM	532	NM
Other:
Commissions - 3rd party brokers	889	846	764	778	707	43	5	182	26
Postage	1,900	1,743	1,849	1,529	1,591	157	9	309	19
Miscellaneous	21,262	21,317	26,304	26,002	24,948	(55)	0	(3,686)	(15)
Total other	24,051	23,906	28,917	28,309	27,246	145	1	(3,195)	(12)
Total Non-Interest Expense	$280,112	$286,889	$281,867	$264,219	$259,368	$(6,777)	(2)%	$20,744	8%
NM - Not meaningful.

	Six Months Ended
	Jun 30,	Jun 30,	$	%
(Dollars in thousands)	2021	2020	Change	Change
Salaries and employee benefits:
Salaries	$182,142	$168,391	$13,751	8%
Commissions and incentive compensation	115,118	77,726	37,392	48
Benefits	56,366	44,801	11,565	26
Total salaries and employee benefits	353,626	290,918	62,708	22
Equipment	41,778	30,680	11,098	36
Operating lease equipment depreciation	20,720	18,552	2,168	12
Occupancy, net	37,683	34,440	3,243	9
Data processing	12,968	18,779	(5,811)	(31)
Advertising and marketing	19,851	18,566	1,285	7
Professional fees	14,891	14,408	483	3
Amortization of other intangible assets	4,046	5,683	(1,637)	(29)
FDIC insurance	12,963	11,216	1,747	16
OREO expense, net	518	(639)	1,157	NM
Other:
Commissions - 3rd party brokers	1,735	1,572	163	10
Postage	3,643	3,540	103	3
Miscellaneous	42,579	46,294	(3,715)	(8)
Total other	47,957	51,406	(3,449)	(7)
Total Non-Interest Expense	$567,001	$494,009	$72,992	15%
NM - Not meaningful.

TABLE 18: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity and pre-tax income, excluding provision for credit losses. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company's interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, as a useful measurement of the Company's core net income.

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars and shares in thousands)	2021	2021	2020	2020	2020	2021	2020
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$319,579	$305,469	$307,981	$311,156	$329,816	$625,048	$673,883
Taxable-equivalent adjustment:
- Loans	415	384	324	481	576	799	1,436
- Liquidity Management Assets	494	500	530	546	538	994	1,089
- Other Earning Assets	—	—	3	1	3	—	5
(B) Interest Income (non-GAAP)	$320,488	$306,353	$308,838	$312,184	$330,933	$626,841	$676,413
(C) Interest Expense (GAAP)	39,989	43,574	48,584	55,220	66,685	83,563	149,309
(D) Net Interest Income (GAAP) (A minus C)	$279,590	$261,895	$259,397	$255,936	$263,131	$541,485	$524,574
(E) Net Interest Income (non-GAAP) (B minus C)	$280,499	$262,779	$260,254	$256,964	$264,248	$543,278	$527,104
Net interest margin (GAAP)	2.62%	2.53%	2.53%	2.56%	2.73%	2.58%	2.91%
Net interest margin, fully taxable-equivalent (non-GAAP)	2.63	2.54	2.54	2.57	2.74	2.59	2.93
(F) Non-interest income	$129,373	$186,506	$158,361	$170,593	$161,993	$315,879	$275,235
(G) Gains on investment securities, net	1,285	1,154	1,214	411	808	2,439	(3,551)
(H) Non-interest expense	280,112	286,889	281,867	264,219	259,368	567,001	494,009
Efficiency ratio (H/(D+F-G))	68.71%	64.15%	67.67%	62.01%	61.13%	66.32%	61.49%
Efficiency ratio (non-GAAP) (H/(E+F-G))	68.56	64.02	67.53	61.86	60.97	66.18	61.30

Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$4,339,011	$4,252,511	$4,115,995	$4,074,089	$3,990,218
Less: Non-convertible preferred stock (GAAP)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
Less: Intangible assets (GAAP)	(678,333)	(680,052)	(681,747)	(683,314)	(685,581)
(I) Total tangible common shareholders’ equity (non-GAAP)	$3,248,178	$3,159,959	$3,021,748	$2,978,275	$2,892,137
(J) Total assets (GAAP)	$46,738,450	$45,682,202	$45,080,768	$43,731,718	$43,540,017
Less: Intangible assets (GAAP)	(678,333)	(680,052)	(681,747)	(683,314)	(685,581)
(K) Total tangible assets (non-GAAP)	$46,060,117	$45,002,150	$44,399,021	$43,048,404	$42,854,436
Common equity to assets ratio (GAAP) (L/J)	8.4%	8.4%	8.2%	8.4%	8.2%
Tangible common equity ratio (non-GAAP) (I/K)	7.1	7.0	6.8	6.9	6.7

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars and shares in thousands)	2021	2021	2020	2020	2020	2021	2020
Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$4,339,011	$4,252,511	$4,115,995	$4,074,089	$3,990,218
Less: Preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(L) Total common equity	$3,926,511	$3,840,011	$3,703,495	$3,661,589	$3,577,718
(M) Actual common shares outstanding	57,067	57,023	56,770	57,602	57,574
Book value per common share (L/M)	$68.81	$67.34	$65.24	$63.57	$62.14
Tangible book value per common share (non-GAAP) (I/M)	56.92	$55.42	53.23	51.70	50.23

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$98,118	$146,157	$94,213	$97,029	$19,609	$244,275	$80,371
Add: Intangible asset amortization	2,039	2,007	2,634	2,701	2,820	4,046	5,683
Less: Tax effect of intangible asset amortization	(553)	(522)	(656)	(589)	(832)	(1,068)	(1,608)
After-tax intangible asset amortization	$1,486	$1,485	$1,978	$2,112	$1,988	$2,978	$4,075
(O) Tangible net income applicable to common shares (non-GAAP)	$99,604	$147,642	$96,191	$99,141	$21,597	$247,253	$84,446
Total average shareholders' equity	$4,256,778	$4,164,890	$4,050,286	$4,034,902	$3,908,846	$4,211,088	$3,809,508
Less: Average preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(273,489)	(412,500)	(199,245)
(P) Total average common shareholders' equity	$3,844,278	$3,752,390	$3,637,786	$3,622,402	$3,635,357	$3,798,588	$3,610,263
Less: Average intangible assets	(679,535)	(680,805)	(682,290)	(684,717)	(686,526)	(680,166)	(688,652)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$3,164,743	$3,071,585	$2,955,496	$2,937,685	$2,948,831	$3,118,422	$2,921,611
Return on average common equity, annualized (N/P)	10.24%	15.80%	10.30%	10.66%	2.17%	12.97%	4.48%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	12.62	19.49	12.95	13.43	2.95	15.99	5.81

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:
Income before taxes	$144,150	$206,859	$134,711	$137,284	$30,703	$351,009	$117,786
Add: Provision for credit losses	(15,299)	(45,347)	1,180	25,026	135,053	(60,646)	188,014
Pre-tax income, excluding provision for credit losses (non-GAAP)	$128,851	$161,512	$135,891	$162,310	$165,756	$290,363	$305,800

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Bolingbrook, Buffalo Grove, Burbank, Cary, Clarendon Hills, Crete, Countryside, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Homer Glen, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, Northfield, Norridge, Oak Lawn, Orland Park, Palatine, Park Ridge, Prospect Heights, Riverside, Rolling Meadows, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Burlington, Clinton, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Pewaukee, Racine, Wales, Walworth and Wind Lake, and in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:
•FIRST Insurance Funding and Wintrust Life Finance, each a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.
•First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.
•Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.
•Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.
•Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.
•Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.
•The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
•Wintrust Asset Finance offers direct leasing opportunities.
•CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2020 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•the severity, magnitude and duration of the COVID-19 pandemic, including the emergence of variant strains, and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, businesses and consumers, on our operations and personnel, commercial activity and demand across our business and our customers’ businesses;
•the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect the Company’s liquidity and capital positions, impair the ability of our borrowers to repay outstanding loans, impair collateral values and further increase our allowance for credit losses;
•the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;
•economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;
•the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;
•commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates, the capital markets and other market indices (including developments and volatility arising from or related to the COVID-19 pandemic) that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•a prolonged period of near zero interest rates or potentially negative interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;
•competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;
•unexpected difficulties and losses related to FDIC-assisted acquisitions;
•harm to the Company’s reputation;
•any negative perception of the Company’s financial strength;
•ability of the Company to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for the Company’s investment portfolio;
•ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;
•adverse effects on our information technology systems resulting from failures, human error or cyberattacks (including ransomware);
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•increased costs as a result of protecting our customers from the impact of stolen debit card information;
•accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;
•ability of the Company to attract and retain senior management experienced in the banking and financial services industries;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•the soundness of other financial institutions;

•the expenses and delayed returns inherent in opening new branches and de novo banks;
•liabilities, potential customer loss or reputational harm related to closings of existing branches;
•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;
•changes in accounting standards, rules and interpretations, and the impact on the Company’s financial statements;
•the ability of the Company to receive dividends from its subsidiaries;
•uncertainty about the discontinued use of LIBOR and transition to an alternative rate;
•a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those changes that are in response to the COVID-19 pandemic, including without limitation the CARES Act, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act, and the rules and regulations that may be promulgated thereunder;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to the COVID-19 pandemic or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•the impact of heightened capital requirements;
•increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;
•delinquencies or fraud with respect to the Company’s premium finance business;
•credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•the Company’s ability to comply with covenants under its credit facility; and
•fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Tuesday, July 20, 2021 at 11:00 a.m. (Central Time) regarding second quarter 2021 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #8765066. A simultaneous audio-only webcast and replay of the conference call as well as an accompanying slide presentation may be accessed via the Company’s website at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the second quarter 2021 earnings press release will be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.